Exhibit 99

First South Bancorp Reports Record Quarterly Earnings

First South Bancorp, Inc., the holding company for First South Bank, reported record quarterly earnings of $792,838 for the quarter ended June 30, 2004. Income for the second quarter increased $326,863, or 70.1%, over the same quarter last year. Income for the quarter equated to an annualized rate of return on average assets of 1.18 %, and an annualized rate of return on average stockholders' equity of 15.76 %.

As of June 30, 2004, total assets of First South Bancorp were $283.2 million, deposits were $235.7 million, and loans were $237.0 million. These totals represent one year increases from June 30, 2003, totals of 25.4%, 21.4%, and 16.2%, respectively.

Barry Slider, President & CEO, stated that, while the June 30, 2004, year-to-date earnings of $1.558 million represent a 73.5% increase over the first six months of last year, he was optimistic that earnings for the second half of this year would compare even more favorably to the same period last year.